EXHIBIT 99.2

                     PROXY STATEMENT AND FORM OF PROXY TO BE
                         FURNISHED TO THE ASSOCIATION'S
                                 ACCOUNT HOLDERS

                                                                    Exhibit 99.2




               HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF NILES
                              55 North Main Street
                             Niles, Ohio 44446-5097
                                 (330) 652-2539



                      NOTICE OF SPECIAL MEETING OF MEMBERS



     Notice is hereby given that a Special Meeting of Members (the "Special Meeting") of Home Federal Savings and Loan Association of Niles ("Home Federal" or the "Association") will be held at the main office of the Association located at 55 North Main Street, Niles, Ohio, on ________ __, 1998 at __:__ _.m., Niles, Ohio time. The purpose of this Special Meeting is to consider and vote upon:

  1. A plan to convert the Association from a federally chartered mutual savings association to a federally chartered stock savings association, including the adoption of a federal stock savings association charter and bylaws, with the concurrent sale of all the Association's common stock to First Niles Financial, Inc., a Delaware corporation (the "Holding Company"), and sale by the Holding Company of shares of its common stock;

  2. The contribution of 30,000 shares of the Holding Company common stock to The Home Federal Savings and Loan Association of Niles Foundation, Inc. (the "Foundation"), a private charitable foundation dedicated to the promotion of charitable purposes within the communities in which the Association operates; and

such other business as may properly come before the Special Meeting or any adjournment thereof. Management is not aware of any such other business.

     The members who shall be entitled to notice of and to vote at the Special Meeting and any adjournment thereof are depositors and borrowers of the Association at the close of business on _______ __, 1998, who continue to be depositors and borrowers of the Association as of the date of the Special Meeting. In the event there are not sufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned from time to time in order to permit further solicitation of proxies.



                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           /s/ William L. Stephens
                                           -------------------------------------
                                           William L. Stephens
                                           President and Chief Executive Officer

Niles, Ohio
________ __, 1998


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          YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
                 FOR APPROVAL OF THE PROPOSALS BY COMPLETING THE
                   ENCLOSED PROXY CARD AND RETURNING IT IN THE
                    ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS
                     POSSIBLE. YOUR VOTE IS VERY IMPORTANT.
--------------------------------------------------------------------------------



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                         SUMMARY OF PROPOSED CONVERSION

     This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

     Under its present "mutual" form of organization, Home Federal has no stockholders. Its deposit account holders and borrowers are members of the Association and have voting rights in those capacities. In the unlikely event of liquidation, the Association's deposit account holders would have the sole right to receive any assets of the Association remaining after payment of its liabilities (including the claims of all deposit account holders to the withdrawal value of their deposits). Under the Plan of Conversion (the "Plan of Conversion") to be voted on at the Special Meeting, the Association would be converted into a federally chartered savings association organized in stock form, and all of the Association's common stock would be sold concurrently to the Holding Company (the "Conversion"). The Holding Company will offer and sell its common stock (the "Common Stock") in an offering (the "Subscription Offering") to (1) account holders with an account balance of $50 or more on March 31, 1997 ("Eligible Account Holders"), (2) tax-qualified employee plans of the Association and the Holding Company ("Tax-Qualified Employee Plans"), provided however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the appraisal range,
(3) account holders of the Association with an account balance of $50 or more as of __________ __, 1998 ("Supplemental Eligible Account Holders"), (4) certain other members of the Association as of ________ __, 1998 who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members") and
(5) employees, officers and directors of the Association. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion.

     To the extent the Common Stock is not all sold to the persons in the foregoing categories, the Holding Company may offer and sell the remainder of the Common Stock in a direct community offering ("Direct Community Offering") or public offering ("Public Offering") through Charles Webb & Company ("Webb"), a division of Keefe, Bruyette & Woods, Inc., to selected persons to whom a prospectus (the "Prospectus") is delivered. The Subscription Offering and the Public Offering and/or Direct Community Offering are referred to collectively as the "Offering." Voting and liquidation rights with respect to the Association would thereafter be held by the Holding Company, except to the limited extent of the liquidation account (the "Liquidation Account") that will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of the Association, and voting and liquidation rights in the Holding Company would be held only by those persons who become stockholders of the Holding Company through purchase of shares of its Common Stock. See "Description of the Plan of Conversion - Principal Effects of Conversion -- Liquidation Rights of Depositor Members."

     THE CONVERSION WILL NOT AFFECT THE BALANCE, INTEREST RATE OR FEDERAL INSURANCE PROTECTION OF ANY SAVINGS DEPOSIT, AND NO PERSON WILL BE OBLIGATED TO PURCHASE ANY STOCK IN THE CONVERSION.


Business Purposes for
 Conversion             Net  Conversion  proceeds  are  expected to increase the
                        capital of Home Federal, which will support the existing
                        and possible  expansion of its financial services to the
                        public.  The  conversion  to stock form and the use of a
                        holding  company  structure are also expected to enhance
                        its  ability  to expand  through  possible  mergers  and
                        acquisitions   (although   no  such   transactions   are
                        contemplated at this time) and will facilitate its future access to the capital markets. The Association will continue to be subject to comprehensive regulation and examination by the Office of Thrift Supervision, Department of Treasury ("OTS") and the Federal Deposit
                        Insurance Corporation ("FDIC").


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Subscription
 Offering As part of the Conversion, Common Stock is being offered for sale in the Subscription Offering, in the priorities summarized below, to the Association's (1) Eligible Account Holders, (2) Tax-Qualified Employee Plans, (3) Supplemental Eligible Account Holders, (4) Other Members, and (5) employees, officers and directors. If necessary, all shares of Common Stock not purchased in the Subscription Offering, if any, may be offered in connection with the Public Offering and/or Direct Community Offering for sale to selected persons through Webb.


Subscription  Rights
 of Eligible Account
 Holders Each Eligible Account Holder has been given non-transferable rights to subscribe for an amount equal to the greater of $150,000 of Common Stock, one-tenth of one percent of the total number of shares offered in the Subscription Offering, or 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date.

Subscription Rights
 of Tax-Qualified
 Employee Plans         The Association's Tax-Qualified Employee Plans have been
                        given non-transferable rights to subscribe, individually
                        and in the aggregate,  for up to 10% of the total number
                        of shares sold in the Conversion  after  satisfaction of
                        subscriptions     of    Eligible     Account    Holders.
                        Notwithstanding the foregoing,  to the extent orders for
                        shares  exceed  the  maximum  of  the  appraisal  range,
                        Tax-Qualified  Employee  Plans shall be afforded a first
                        priority  to  purchase  shares sold above the maximum of
                        the   appraisal    range.   It   is   anticipated   that
                        Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion.


Subscription Rights
 of Supplemental
 Eligible Account
 Holders After satisfaction of subscriptions of Eligible Account Holders and Tax- Qualified Employee Plans, each Supplemental Eligible Account Holder (other than directors and officers of the Association) has been given non-transferable rights to subscribe for an amount equal to the greater of $150,000 of Common Stock, one-tenth of one percent of the total number of shares offered in the Conversion, or 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date. The subscription rights of each Supplemental Eligible Account Holder shall be reduced to the extent of such person's subscription rights as an Eligible Account Holder.


Subscription Rights
 of Other Members       Each Other Member has been given non-transferable rights
                        to  subscribe  for an  amount  equal to the  greater  of
                        $150,000 of Common  Stock or one-tenth of one percent of
                        the total  number of shares  offered  in the  Conversion
                        after   satisfaction   of  the   subscriptions   of  the
                        Association's  Eligible Account  Holders,  Tax-Qualified
                        Employee  Plans  and   Supplemental   Eligible   Account
                        Holders.


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Subscription  Rights
 of Association
 Personnel              Each  individual  employee,  officer and director of the
                        Association has been given the right to subscribe for an
                        amount  equal to the greater of $150,000 of Common Stock
                        after  satisfaction  of the  subscriptions  of  Eligible
                        Account   Holders,    Tax-Qualified    Employee   Plans,
                        Supplemental Eligible Account Holders and Other Members.
                        Total shares subscribed for by the employees, officers and directors in this category may not exceed 24% of the total shares offered in the Conversion.


Public Offering and/
 or Direct Community
 Offering Subject to prior rights of holders of subscription rights, the Holding Company may also offer the Common Stock for sale to selected persons through Webb in a Public Offering and/or Direct Community Offering.


Purchase Limitations    No person, together with associates,  and persons acting
                        in concert,  may purchase  more than  $300,000 of Common
                        Stock in the Conversion. The aggregate purchases of directors and executive officers and their associates may not exceed 34% of the total number of shares offered in the Conversion. These purchase limitations do not apply to the Association's Tax-Qualified Employee Plans.


Expiration Date of
 the Subscription
 Offering All subscriptions for Common Stock in connection with the Subscription Offering must be received by noon, Niles, Ohio Time on _____ __, 1998.


How to Subscribe
 for Shares             For  information  on how to  subscribe  for Common Stock
                        being offered in the Subscription Offering, please read the Prospectus and the order form and instructions accompanying this Proxy Statement. Subscriptions will not become effective until the Plan of Conversion has been approved by the Association's members and all of the Common Stock offered in the Conversion has been subscribed for or sold in the Offering or through such other means as may be approved by the OTS.



Price of Common
 Stock All sales of Common Stock in the Offering will be made at the same price per share which is currently expected to be $10.00 per share on the basis of an independent appraisal of the pro forma market value of the Association and the Holding Company upon Conversion. On the basis of a preliminary appraisal by Keller & Company, Inc. ("Keller"), which has been reviewed by the OTS, a minimum of _________ and a maximum of _________ shares will be offered in the Conversion. See "The Conversion - Stock Pricing and Number of Shares to be Issued" in the Prospectus.


Tax Consequences        The   Association  has  received  an  opinion  from  its
                        special  counsel,   Silver,  Freedman  &  Taff,  L.L.P.,
                        stating   that   the    Conversion   is   a   nontaxable
                        reorganization   under  Section   368(a)(1)(F)   of  the
                        Internal Revenue Code. The Association has also received an opinion from Anness, Gerlach & Williams ("Anness") stating that the Conversion will not be a taxable transaction for Ohio income tax purposes.


Required Vote           Approval  of the Plan of  Conversion  will  require  the
                        affirmative vote of a majority of all votes eligible to be cast at the Special Meeting.


                  YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR
                             THE PLAN OF CONVERSION


                                       iii

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         SUMMARY OF PROPOSED STOCK CONTRIBUTION TO CHARITABLE FOUNDATION

     This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

     As a reflection of the Association's long-standing commitment to the local community, in 1998 the Association established The Home Federal Savings and Loan Association of Niles Foundation, Inc., a private charitable foundation organized under the laws of the State of Delaware. The Foundation was established as a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Association. Under the Plan and subject to member approval, the Holding Company will contribute to the Foundation 30,000 shares of its Common Stock (the "Stock Contribution"). The Stock Contribution will be either in the form of a direct contribution or a sale of the shares for their aggregate par value ($.01 per share). The Holding Company believes that the Stock Contribution will be fully tax-deductible at $10.00 per share for both federal tax and state income tax purposes.


Purpose of
 the Stock
 Contribution           The Holding  Company and the  Association  believe  that
                        the funding of the  Foundation  with Common Stock of the
                        Holding Company is a means of reinforcing the bond among
                        the   Association  and  the  communities  in  which  the
                        Association operates, thereby enabling such communities to share in the potential growth and success of the Holding Company over the long-term. Although the Stock
                        Contribution  will result in a reduction  in the Holding
                        Company's conversion appraisal (but not in its pro forma capital per share or earnings per share), the Board believes that the Stock Contribution will enhance the long term value of the Association's franchise by increasing customer loyalty as well as the size of its customer base. The Board believes that customer loyalty and community support are critical for the success of community oriented institutions such as the Association.

                        The Board believes that the Stock Contribution will facilitate the support of charitable activities even during periods when the Holding Company may not be in a position to support such activities. (Similarly, the Stock Contribution could enable the Foundation to offset the impact of variations in contribution levels from the Holding Company by accumulating funds during periods of relatively large contributions and disbursing such funds during periods of relatively small contributions.) In addition, the Board believes that the Stock Contribution will have a highly beneficial public relations impact. Finally, the Board believes that the Stock Contribution will facilitate the participation of non-Holding Company personnel in charitable activities. The Board believes that the Stock Contribution on the terms described herein represents an opportunity to make a significant charitable contribution which will benefit the Holding Company and the Association at a time when they have adequate capital, are not yet subject to possible earnings pressure resulting from the Holding Company's status as a public company and there is a need for charitable funding in the Association's market area.


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Structure of
 the Foundation         The  Foundation  is  a  private   foundation  under  the
                        Internal  Revenue Code of 1986, as amended (the "Code").
                        As a private  foundation,  the Foundation is required to
                        distribute  annually in grants or  donations at least 5%
                        of  its  net  investment   assets.   The  Foundation  is
                        dedicated to the promotion of charitable purposes within
                        the  communities  in  which  the  Association  operates,
                        including,  but not  limited  to,  providing  grants  or
                        donations  to  community  groups,  cultural  activities,
                        youth and elder care and other types of organizations or
                        projects.  While the  Foundation is authorized to engage
                        directly  in  charitable  activities,  in order to limit
                        overhead  costs,  it is currently  anticipated  that the
                        Foundation's  primary  activity  will  consist of making
                        grants to other charitable organizations.  The authority
                        for the affairs of the Foundation is vested in the Board
                        of  Trustees of the  Foundation  which is  comprised  of
                        _______________,  ______________  and ___________.  Such
                        persons  excused  themselves  from  voting  on the Stock
                        Contribution.   Under  the  terms  of  the  Foundation's
                        certificate  of  incorporation,   new  trustees  may  be
                        selected only by the Foundation's Board of Trustees.

                        The Foundation's certificate of incorporation provides that the earnings of the Foundation shall not result in any private benefit for its members, trustees or officers. In addition, it is anticipated that the Foundation will adopt a conflicts of interest policy to protect against inappropriate benefits for trustees or officers. While these provisions would not prohibit the payment of reasonable compensation for services rendered, the members of the Board of Trustees do not currently receive fees for service on the Board.



The Stock
 Contribution           If approved by members,  the Stock  Contribution will be
                        made within 12 months  following  the  completion of the
                        Conversion.  However,  as discussed  below,  the Holding
                        Company will recognize the expense  related to the Stock
                        Contribution  in the quarter in which the  Conversion is
                        completed. Once made, the Stock Contribution will not be
                        recoverable  by  the  Company  or the  Association.  The
                        Foundation   may  receive   working   capital  from  any
                        dividends that may be paid on the Company's Common Stock
                        in the future  and,  subject to  applicable  federal and
                        state  laws,  from  loans  collateralized  by the Common
                        Stock  or from  the  proceeds  of the sale of any of the
                        Common Stock in the open market from time to time as may
                        be permitted to provide the Foundation  with  additional
                        liquidity.  One of the conditions imposed on the gift of
                        Common  Stock by the Holding  Company is that the amount
                        of Common  Stock that may be sold by the  Foundation  in
                        any one year shall not exceed 5% of the  average  market
                        value of the assets held by the Foundation, except where
                        the   Board   of   Trustees   of  the   Foundation,   by
                        three-fourths vote,  determines that the failure to sell
                        an amount of Common Stock greater than such amount would
                        result  in a  long-term  reduction  in the  value of the
                        Foundation's  assets  and as such would  jeopardize  the
                        Foundation's   capacity  to  carry  out  its  charitable
                        purposes. The Stock Contribution is also subject to certain conditions imposed by the OTS in connection with its approval of the Conversion.


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                        The Stock  Contribution  is subject to the approval of a
                        majority   of  the  total   outstanding   votes  of  the
                        Association's members eligible to be cast at the Special Meeting. The Stock Contribution will be considered as a separate matter from the vote to approve the Plan of Conversion. If the Association's members approve the Plan of Conversion, but not the Stock Contribution, the Association intends to complete the Conversion without the Stock Contribution.


Regulatory
 Conditions Imposed
 on the Foundation      The  Stock  Contribution  is  subject  to the  following
                        conditions  imposed by the OTS: (i) the Foundation  will
                        be  subject   to   examination   by  the  OTS,   at  the
                        Foundation's  own  expense;  (ii)  the  Foundation  must
                        comply with supervisory  directives  imposed by the OTS;
                        (iii) the Foundation  will provide annual reports to the
                        OTS describing  grants made and grant  recipients;  (iv)
                        the Foundation  will operate in accordance  with written
                        policies adopted by the board of directors,  including a
                        conflict of interest policy; (v) the Foundation will not
                        engage in  self-dealing  and will  comply  with all laws
                        necessary to maintain its  tax-exempt  status;  and (vi)
                        any shares of Common  Stock of the Holding  Company held
                        by the Foundation must be voted in the same ratio as all
                        other  shares of the Holding  Company's  Common Stock on
                        all proposals  considered by stockholders of the Holding
                        Company; provided, however, that the OTS will waive this
                        voting   restriction  under  certain   circumstances  if
                        compliance with the voting  restriction would: (a) cause
                        a violation  of the law of the State of Delaware and the
                        OTS  determines  the  federal  law does not  preempt the
                        application  of the laws of the State of Delaware to the
                        Foundation;   (b)  cause  the  Foundation  to  lose  its
                        tax-exempt  status  or  otherwise  have a  material  and
                        adverse tax consequence on the Foundation;  or (c) cause
                        the  Foundation  to be  subject  to an excise  tax under
                        Section 4941 of the Code.  In order for the OTS to waive
                        such voting  restriction,  the Holding  Company's or the
                        Foundation's   legal  counsel  must  render  an  opinion
                        satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses
                        (a), (b) or (c) above. Under those circumstances, the OTS will grant a waiver of the voting restriction upon submission of such opinion(s) by the Holding Company or the Foundation.

      YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR THE STOCK CONTRIBUTION


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               HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF NILES

                                 PROXY STATEMENT

           SPECIAL MEETING OF MEMBERS TO BE HELD ON ________ __, 1998

                               PURPOSE OF MEETING


     This Proxy Statement is being furnished to you in connection with the solicitation on behalf of the Board of Directors of Home Federal Savings and Loan Association of Niles ("Home Federal" or the "Association") of the proxies to be voted at the Special Meeting of Members (the "Special Meeting") of the Association to be held at the Association's main office located at 55 North Main Street, Niles, Ohio, on ________ __, 1998 at __:__ _.m., Niles, Ohio time, and at any adjournments thereof. The Special Meeting is being held for the purpose of considering and voting upon a Plan of Conversion under which the Association would be converted (the "Conversion") from a federally chartered mutual savings association into a federally chartered stock savings association, the concurrent sale of all the common stock of the stock savings association to First Niles Financial, Inc. (the "Holding Company"), a Delaware corporation, and the sale by the Holding Company of shares of its common stock (the "Common Stock"). The Special Meeting is also being held to consider and vote upon the contribution of 30,000 shares of common stock of the Holding Company to The Home Federal Savings and Loan Association of Niles Foundation, Inc. ("the Foundation"), a charitable organization dedicated to the promotion of charitable purposes within the communities in which the Association operates and such other business as may properly come before the meeting and any adjournment thereof.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION AND THE CONTRIBUTION TO THE HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF NILES FOUNDATION, INC. OF 30,000 SHARES OF HOLDING COMPANY COMMON STOCK.

     The Association is currently organized in "mutual" rather than "stock" form, meaning that it has no stockholders and no authority under its federal mutual charter to issue capital stock. The Association's Board of Directors has adopted the Plan of Conversion providing for the Conversion. The sale of Common Stock of the Holding Company, which was recently formed to become the holding company of the Association, will substantially increase the Association's net worth. The Holding Company will exchange 50% of the net proceeds from the sale of the Common Stock for the common stock of the Association to be issued upon Conversion. The Holding Company expects to retain the balance of the net proceeds as its initial capitalization, a portion of which the Holding Company intends to lend to the Association's Employee Stock Ownership Plan (the "ESOP") to fund its purchase of Common Stock. This increased capital will support the existing and possible expansion of the Association's financial services to the public. The Board of Directors of the Association also believes that the conversion to stock form and the use of a holding company structure will enhance the Association's ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets.

     The Board of Directors of the Association believes that the Conversion will further benefit the Association by enabling it to attract and retain key personnel through prudent use of stock-related incentive compensation and benefit plans. The Board of Directors of the Holding Company intends to adopt a stock option and incentive plan and a recognition and retention plan, subject to approval of Holding Company stockholders following completion of the Conversion. See "Management of the Association - Benefit Plans" in the accompanying Prospectus.

     Voting in favor of the Plan of Conversion will not obligate any person to purchase any Common Stock.

     As a reflection of the Association's long-standing commitment to the local community, in 1998 the Association established The Home Federal Savings and Loan Association of Niles Foundation, Inc., a private charitable foundation under the laws of the State of Delaware. The Foundation was established as a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Association. Under the Plan and subject to member approval, the Holding Company will contribute to the Foundation 30,000 shares of its Common Stock (the

"Stock Contribution"). The Stock Contribution will be either in the form of a direct contribution or a sale of the shares for their aggregate par value ($.01 per share). The Holding Company believes that the Stock Contribution will be fully tax-deductible at $10.00 per share for both federal tax and state income tax purposes.

     The Holding Company and the Association believe that the funding of the Foundation with Common Stock of the Holding Company is a means of reinforcing the bond among the Association and the communities in which the Association operates, thereby enabling such communities to share in the potential growth and success of the Holding Company over the long-term. Although the Stock
Contribution will result in a reduction in the Holding Company's conversion appraisal (but not in its pro forma capital per share or earnings per share), the Board believes that the Stock Contribution will enhance the long term value of the Association's franchise by increasing customer loyalty as well as the size of its customer base. The Board believes that customer loyalty and community support are critical for the success of community oriented institutions such as the Association.

     Voting in favor of the Contribution to the Foundation will not obligate any person to purchase any Common Stock.

     THE  OFFICE  OF  THRIFT  SUPERVISION  ("OTS")  HAS  APPROVED  THE  PLAN  OF
CONVERSION SUBJECT TO THE APPROVAL OF THE ASSOCIATION'S MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE OTS.

              INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

     The Board of Directors of the Association has fixed ________ ____, 1998 as the voting record date ("Voting Record Date") for the determination of members entitled to notice of the Special Meeting. All Association depositors and borrowers are members of the Association under its current charter. All Association depositors and borrowers of record as of the close of business on the Voting Record Date who continue to be depositors and borrowers as of the date of the Special Meeting will be entitled to vote at the Special Meeting or any adjournment thereof.

     Each depositor member (including IRA and Keogh account beneficiaries) will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's accounts in the Association as of the Voting Record Date, up to a maximum of 400 votes. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 400 vote limitation. For example, if two persons hold a $40,000 account in their joint names and each of the persons also holds a separate account for $40,000 in his own name, each person would be entitled to 400 votes for each separate account and they would together be entitled to cast 400 votes on the basis of the joint account. Where no proxies are received from IRA and Keogh account beneficiaries, after due notification, the Association, as trustee of these accounts, is entitled to vote these accounts in favor of the Plan of Conversion. Each member borrower is entitled to one vote in addition to any other vote the borrower may otherwise have.

     Approval of the Plan of Conversion requires the affirmative vote of a majority of the total outstanding votes of the Association's members eligible to be cast at the Special Meeting. Approval of the contribution of 30,000 shares of Holding Company Common Stock to the Foundation will also require the affirmative vote of a majority of the total outstanding votes of the Association's members eligible to be cast at the Special Meeting. As of _______ __, 1998, the Association had approximately ______ members who were entitled to cast a total of approximately _________ votes at the Special Meeting.

     Association members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of the Association, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or upon request if the member is present and chooses to vote in person.

     All properly executed proxies received by the Board of Directors of the Association will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan of Conversion and the establishment of the charitable foundation. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named thereon. Management is not aware of any other business to be presented at the Special Meeting.

     If a proxy is not executed and is returned and the member does not vote in person, the Association is prohibited by OTS regulations from using a previously executed proxy to vote for the Conversion or the Foundation. As a result, failure to vote may have the same effect as a vote against the Plan of Conversion and the Foundation.

     To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the Association, in person, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. In addition, Webb will assist the Association in the solicitation of proxies. Such persons will be reimbursed by the Association for their expenses incurred in connection with such solicitation. The Association will bear all costs of this solicitation. The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof.

                      DESCRIPTION OF THE PLAN OF CONVERSION

     The Plan of Conversion to be presented for approval at the Special Meeting provides for the Conversion to be accomplished through adoption of amended charter and bylaws for the Association to authorize the issuance of capital stock along with the concurrent formation of a holding company. As part of the Conversion, the Plan of Conversion provides for the subscription offering (the "Subscription Offering") of the Common Stock to the Association's (i) Eligible Account Holders (deposit account holders with an account balance of $50 or more as of March 31, 1997); (ii) Tax-Qualified Employee Plans, (iii) Supplemental Eligible Account Holders (deposit account holders with an account balance of $50 or more as of __________ __, 1998); (iv) Other Members (deposit account holders eligible to vote at the Special Meeting who are not as Eligible Account Holders or Supplemental Eligible Account Holders); and (v) the Association's employees, officers and directors. Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion. If necessary, all shares of Common Stock not purchased in the Subscription Offering, if any, may be offered to selected persons in connection with the Public Offering and/or Direct Community Offering through Webb.

     THE SUBSCRIPTION OFFERING HAS COMMENCED AS OF THE DATE OF MAILING OF THIS PROXY STATEMENT. A PROSPECTUS EXPLAINING THE TERMS OF THE SUBSCRIPTION OFFERING, INCLUDING HOW TO ORDER AND PAY FOR SHARES AND DESCRIBING THE BUSINESS OF THE ASSOCIATION AND THE HOLDING COMPANY, ACCOMPANIES THIS PROXY STATEMENT AND SHOULD BE READ BY ALL PERSONS WHO WISH TO CONSIDER SUBSCRIBING FOR COMMON STOCK. THE SUBSCRIPTION OFFERING EXPIRES AT NOON, NILES, OHIO TIME ON ________ __, 1998 UNLESS EXTENDED BY THE ASSOCIATION AND THE HOLDING COMPANY.

     The federal conversion regulations require that all stock offered in a conversion must be sold in order for the conversion to become effective. The conversion regulations require that the offering be completed within 45 days after completion of the Subscription Offering period unless extended by the Association and the Holding Company with the approval of the OTS. This 45-day period expires ________ __, 1999 unless the Subscription Offering is extended. If this is not possible, an occurrence that is currently not anticipated, the Board of Directors of the Association and the Holding Company will consult with the OTS to determine an appropriate alternative method of selling all unsubscribed shares offered in the Conversion. The Plan of Conversion provides that the Conversion must be completed within 24 months after the date of the Special Meeting.

     The Public Offering and/or Direct Community Offering or any other sale of the unsubscribed shares will be made as soon as practicable after the completion of the Subscription Offering. No sales of shares may be completed, either in the Subscription Offering or otherwise, unless the Plan of Conversion is approved by the members of the Association.

     The commencement and completion of the Offering, however, is subject to market conditions and other factors beyond the Association's control. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete Offering of the Common Stock to be offered in the Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Holding Company's Common Stock, together with corresponding changes in the offering price and the net proceeds realized by the Association and the Holding Company from the sale of the Common Stock. The Association and the Holding Company may also incur substantial additional printing, legal, accounting and other expenses in completing the Conversion.

     The following is a brief summary of the Conversion and is qualified in its entirety by reference to the Plan of Conversion, a complete copy of which is attached hereto. The Association's federal stock charter and bylaws that will become effective upon completion of the Conversion are available from the Association upon request. A copy of the Holding Company's certificate of incorporation and bylaws are also available from the Association upon request.

Principal Effects of Conversion

     Depositors. The Conversion will not change the amount, interest rate, withdrawal rights or federal insurance protection of deposit accounts, or affect deposit accounts in any way other than with respect to voting and liquidation rights as discussed below.

     Borrowers. The rights and obligations of borrowers under their loan agreements with the Association will remain unchanged by the Conversion. The principal amount, interest rate and maturity date of loans will remain as they were contractually fixed prior to the Conversion.

     Voting Rights of Members. Under the Association's current federal mutual charter, depositors and borrowers have voting rights as members of the Association with respect to the election of directors and certain other affairs of the Association. After the Conversion, exclusive voting rights with respect to all such matters will be vested in the Holding Company as the sole stockholder of the Association. Depositors and borrowers will no longer have any voting rights, except to the extent that they become stockholders of the Holding Company through the purchase of its Common Stock. Voting rights in the Holding Company will be held exclusively by its stockholders.

     Liquidation Rights of Depositor Members. Currently, in the unlikely event of liquidation of the Association, any assets remaining after satisfaction of all creditors' claims in full (including the claims of all depositors to the withdrawal value of their accounts) would be distributed pro rata among the depositors of the Association, with the pro rata share of each being the same proportion of all such remaining assets as the withdrawal value of each depositor's account is of the total withdrawal value of all accounts in the Association at the time of liquidation. After the Conversion, the assets of the Association would first be applied, in the event of liquidation, against the claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Any remaining assets would then be distributed to the persons who qualified as Eligible Account Holders or Supplemental Eligible Account Holders under the Plan of Conversion to the extent of their interests in a "Liquidation Account" that will be established at the time of the completion of the Conversion and then to the Holding Company as the sole stockholder of the Association's outstanding common stock. The Association's depositors who did not qualify as Eligible Account Holders or Supplemental Eligible Account Holders would have no right to share in any residual net worth of the Association in the event of liquidation after the Conversion, but would continue to have the right as creditors of the Association to receive the full withdrawal value of their deposits prior to any distribution to the Holding Company as the Association's sole stockholder. In addition, the Association's deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law, currently up to $100,000 per insured account. The Liquidation Account will initially be established in an amount equal to the net worth of the Association as of the date of the Association's latest statement of financial condition contained in the final prospectus used in connection with the Conversion. Each Eligible Account Holder and/or Supplemental Eligible Account Holder will receive an initial interest in the Liquidation Account in the same proportion as the balance in all of his qualifying deposit accounts was of the aggregate balance in all qualifying deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders on March 31, 1997 or ________ __, 1998, respectively. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in such accounts on the record dates. However, if the amount in the qualifying deposit account on any annual closing date of the Association is less than the lowest amount in such deposit account on the Eligibility Record Date and/or Supplemental Eligibility Record Date, and any subsequent annual closing date, this interest in the Liquidation Account will be reduced by an amount proportionate to such reduction in the related deposit account and will not thereafter be increased despite any subsequent increase in the related deposit account.

     The Association. Under federal law, the stock savings bank resulting from the Conversion will be deemed to be a continuation of the mutual savings bank rather than a new entity and will continue to have all of the rights, privileges, properties, assets and liabilities of the Association prior to the Conversion. The Conversion will enable the Association to issue capital stock, but will not change the general objectives, purposes or types of business currently conducted by the Association, and no assets of the Association will be distributed in order to effect the Conversion, other than to pay the expenses incident thereto. After the Conversion, the Association will remain subject to examination and regulation by the OTS and will continue to be a member of the Federal Home Loan Bank System. The Conversion will not cause any change in the executive officers or directors of the Association.

     Tax Consequences. Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service ("IRS") or an opinion letter of the Association's counsel with respect to federal taxation, and either a ruling of the Ohio taxation authorities or an opinion letter with respect to Ohio taxation, to the effect that the Conversion will not be a taxable transaction to the Holding Company, the Association or the Association's deposit account holders receiving subscription rights.

     The Association has received an opinion of its special counsel, Silver, Freedman & Taff, L.L.P., to the effect that (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to the Association in either its mutual form or its stock form by reason of the proposed Conversion, (ii) no gain or loss will be recognized to the Association in its stock form upon the receipt of money and other property, if any, from the Holding Company for the stock of the Association; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the assets of the Association in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Association in its stock form will include the period during which the assets were held by the Association in its mutual form prior to Conversion;
(v) gain, if any, will be realized by the depositors of the Association upon the constructive issuance to them of withdrawable deposit accounts of the Association in its stock form, nontransferable subscription rights to purchase Holding Company Common Stock and/or interests in the Liquidation Account (any such gain will be recognized by such depositors, but only in an amount not in excess of the fair market value of the subscription rights and Liquidation Account interests received); (vi) the basis of the account holder's savings accounts in the Association after the Conversion will be the same as the basis of his or her savings accounts in the Association prior to the Conversion; (vii) the basis of each account holder's interest in the Liquidation Account is assumed to be zero; (viii) based on the Keller Letter, as hereinafter defined, the basis of the subscription rights will be zero; (ix) the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof; (x) a stockholder's holding period for Holding Company Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised and the holding period for the Conversion Stock purchased in the Offering will commence on the date following the date on which such stock is purchased; (xi) the Association in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits, of the Association, in its mutual form, as of the date of Conversion; (xii) the Association, immediately after Conversion, will succeed to and take into account the bad debt reserve accounts of the Association, in mutual form, and the bad debt reserves will have the same character in the hands of the Association after Conversion as if no Conversion had occurred; and (xiii) the creation of the Liquidation Account will have no effect on the Association's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

     The opinion from Silver, Freedman & Taff, L.L.P. is based on, among other things, certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Association will receive a letter from Keller (the "Keller Letter") which, based on certain assumptions, will conclude that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a Direct Community or Public Offering takes place.

     The Association has also received an opinion of Silver, Freedman & Taff, L.L.P. to the effect that, based in part on the Keller Letter: (i) no taxable income will be realized by depositors as a result of the exercise of non-transferable Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; (ii) no taxable income will be recognized by borrowers, directors, officers and employees of the Association on the receipt or exercise of Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; and (iii) no taxable income will be realized by the Association or Holding Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Holding Company Common Stock at fair market value.

     Notwithstanding the Keller Letter, if the Subscription Rights are subsequently found to have a fair market value and are deemed a distribution of property, it is Silver, Freedman & Taff, L.L.P.'s opinion that gain or income will be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and the Association and/or the Holding Company may be taxable on the distribution of the Subscription Rights.

     With respect to Ohio taxation, the Association has received an opinion from Anness Gerlach & Williams to the effect that the Ohio tax consequences to the Association, in its mutual or stock form, the Holding Company, eligible account holders, parties receiving Subscription Rights, parties purchasing conversion stock, and other parties participating in the Conversion will be the same as the federal income tax consequences described above.

     Unlike a private letter ruling, the opinions of Silver, Freedman & Taff, L.L.P. and Anness Gerlach & Williams, as well as the Keller Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the federal or Ohio tax authorities.

Approval, Interpretation, Amendment and Termination

     Under the Plan of Conversion, the letter from the OTS giving approval thereto, and applicable regulations, consummation of the Conversion is subject to the satisfaction of the following conditions: (a) approval of the Plan of Conversion by members of the Association casting at least a majority of the votes eligible to be cast at the Special Meeting; (b) sale of all of the Common Stock to be offered in the Conversion; and (c) receipt of favorable rulings or opinions of counsel as to the federal and Ohio tax consequences of the Conversion.

     The Plan of Conversion may be substantively amended by the Boards of Directors of the Association and the Holding Company with the concurrence of the OTS. If the Plan of Conversion is amended, proxies which have been received prior to such amendment will not be resolicited unless otherwise required by the OTS. Also, as required by the federal regulations, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by the Board of Directors of the Association alone at any time prior to the Special Meeting and may be terminated by the Board of Directors of the Association at any time thereafter with the concurrence of the OTS, notwithstanding approval of the Plan of Conversion by the members of the Association at the Special Meeting. All interpretations by the Association and the Holding Company of the Plan of Conversion and of the order forms and related materials for the Subscription Offering will be final, except as regards or affects the OTS.

Judicial Review

     Section 5(i)(2)(B) of the Home Owners' Loan Act, as amended, 12 U.S.C. ss.1464(i)(2)(B) and Section 563b.8(u) of the Rules and Regulations promulgated thereunder (12 C.F.R. Section 563b.8(u)) provide: (i) that persons aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion, may obtain review of such final action only by filing a written petition in the United States Court of Appeals for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, requesting that the final action of the OTS be modified, terminated or set aside, and (ii) that such petition must be filed within 30 days after publication of notice of such final action in the Federal Register, or 30 days after the date of mailing of the notice and proxy statement for the meeting of the converting institution's members at which the conversion is to be voted on, whichever is later. The notice of the Special Meeting of the Association's members to vote on the Plan of Conversion described herein is included at the beginning of this Proxy Statement. The statute and regulation referred to above should be consulted for further information.

                    DESCRIPTION OF THE STOCK CONTRIBUTION TO
             THE HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF NILES
                                FOUNDATION , INC.

Stock Contribution to the Charitable Foundation

     General. As a reflection of the Association's long-standing commitment to the local community, in 1998 the Association established The Home Federal Savings and Loan Association of Niles Foundation, Inc., a private charitable foundation organized under the laws of the State of Delaware. The Foundation was established as a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Association. Under the Plan and subject to member approval, the Holding Company will contribute to the Foundation 30,000 shares of its Common Stock. The Stock Contribution will either be in the form of a direct contribution or a sale of the shares for their aggregate par value ($.01 per share).

     In the future, the Holding Company may make additional contributions to the Foundation, although the Holding Company has no current plans regarding the amount or timing of any such future contributions. The amount of future contributions, if any, will be determined based upon, among other factors, an assessment of the Holding Company's then current financial position, operations, and prospects and on the need for charitable activities in the Association's market area. Any such contributions, regardless of form, will result in an increase in non-interest expense and thus a reduction in net earnings. In addition, any contributions of authorized but unissued shares would dilute the interests of outstanding shares. However, the Holding Company currently anticipates that any contributions of shares by it to the Foundation will be funded through shares repurchased in the open market. The Holding Company does not intend to make any contributions to the Foundation which are not deductible for Federal Income Tax purposes.

     The Stock Contribution will be considered as a separate matter from the proposal to approve the Plan of Conversion. If the Association's members approve the Plan of Conversion, but not the Stock Contribution, the Association intends to complete the Conversion without the Stock Contribution. Failure to approve the Stock Contribution may materially affect the pro forma market value of the Common Stock. If the resulting pro forma market value of the Common Stock (not including the shares to be issued pursuant to the Stock Contribution) is less than $____ million or more than $____ million (the "Estimated Valuation Range"), or if the OTS otherwise requires a resolicitation, the Association will establish a new Estimated Valuation Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein. See "The Conversion -- Stock Pricing and Number of Shares to be Issued" in the Prospectus.

     Purpose of the Stock Contribution. The purpose of the Foundation is to provide funding to support charitable purposes within the communities in which the Association operates. The Association has long emphasized community lending and community development activities and currently has a satisfactory rating under the Community Reinvestment Act ("CRA"). The Foundation is a complement to the Association's existing community activities, not a replacement for such activities.

     The Foundation is a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Association. The Holding Company and the Association believe that the funding of the Foundation with Common Stock of the Holding Company is a means of establishing a common bond between the Association and the communities in which the Association operates thereby enabling such communities to share in the potential growth and success of the Holding Company over the long-term. Although the Stock Contribution will result in a reduction in the Holding Company's conversion appraisal and pro forma capital (although not in its pro forma capital per share), the Board believes that the Stock Contribution will enhance the long term value of the Association's franchise by increasing customer loyalty as well as the size of its customer base. The Board believes that customer loyalty and community support are critical for the success of community oriented institutions such as the Association.

     The Board believes that the Stock Contribution will enable the Foundation to support charitable activities during periods when the Holding Company may not be in a position to support such activities. (Similarly, the Stock Contribution would enable the Foundation to offset the impact of variations in contribution levels by accumulating funds during periods of relatively large contributions from the Holding Company and disbursing such funds during periods of relatively small contributions.) In addition, the Board believes that the Stock Contribution will have a highly beneficial public relations impact. Finally, the Board believes that the Stock Contribution will facilitate the participation of non-Holding Company personnel in charitable activities. The Board believes that the Stock Contribution represents an opportunity to make a significant charitable contribution which will benefit the Holding Company and the Association at a time when they have adequate capital, they are not yet subject to possible earnings pressure resulting from the Holding Company's status as a public company and there is a need for charitable donations in the Association's market area.

     Structure of the Foundation. The Foundation is a private foundation under the Code. As a private foundation, the Foundation is required to distribute annually in grants or donations at least 5% of its net investment assets. The Foundation is dedicated to the promotion of charitable purposes within the communities in which the Association operates, including, but not limited to, providing grants or donations to support cultural activities, not-for-profit medical facilities, elder and youth care, community groups and other types of organizations or projects. While the Foundation is authorized to engage directly in charitable activities, in order to limit overhead costs, the Foundation's primary activity currently consists of making grants to other charitable organizations.

     The authority for the affairs of the Foundation is vested in the Board of Trustees of the Foundation which is comprised of _______________, __________________ and ________________. Although all of the Foundation's
initial trustees were selected by the Association, future Foundation trustees may be nominated and elected only by its Board of Trustees. As a result, the Board of Trustees is self-perpetuating. The Board of Trustees may be expanded following the Conversion to include additional Association directors and other community members as trustees; but it is currently anticipated that at least a majority of the Foundation's Board of Trustees will consist of persons who are then-current or former directors of the Association.

     The Foundation's certificate of incorporation provides that the earnings of the Foundation shall not result in any private benefit for its members, directors or officers. In addition, it is anticipated that the Foundation will adopt a conflicts of interest policy to protect against inappropriate insider benefits. While these provisions would not prohibit the payment of reasonable compensation for services rendered, the members of the Board of Trustees do not currently receive fees for such service. Currently, the Foundation does not have any paid employees.

     The trustees are responsible for establishing and carrying out the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. The trustees of the Foundation are also responsible for directing the activities of the Foundation, and managing its assets.
     While the Foundation does not currently intend to purchase any shares of the Common Stock on the open market, it is authorized to do so. The OTS has informed the Holding Company that any such purchases by the Foundation would be deemed to be repurchases by the Holding Company for the purposes of the OTS restrictions on post- conversion stock repurchases.

     Under the order of the OTS approving the Association's conversion application, all shares of Common Stock held by the Foundation, including those acquired pursuant to the Stock Contribution, must be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by stockholders of the Holding Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the restriction would: (i) cause a violation of the law of the State of Delaware and the OTS determines that federal law would not preempt the application of the laws of the State of Delaware to the Foundation; (ii) cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (iii) cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS will grant a waiver of the voting restrictions upon submission of such legal opinion(s) by the Holding Company or the Foundation. In the event that the OTS waives the voting restriction, the trustees would direct the voting of the Common Stock held by the Foundation. However, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of trustees of the Foundation or such other conditions or restrictions relating to the control of the Common Stock held by the Foundation, any of which could limit the ability of the board of trustees of the Foundation to control the voting of the Common Stock held by the Foundation. The Holding Company has no current intention to seek such a waiver.

     There are no agreements or understandings with trustees of the Foundation regarding the exercise of control directly or indirectly, over the management or policies of the Holding Company or the Association, including agreements related to voting, acquisition or disposition of the Holding Company's stock. As trustees of a nonprofit corporation, trustees of the Foundation are at all times bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purposes for which the Foundation is established.

     It is currently anticipated that the Foundation will adopt a policy addressing affiliated transactions between the Foundation and the Holding Company or the Association. Transactions between the Foundation and the Association will comply with applicable provisions of Sections 23A and 23B of the Federal Reserve Act, as amended and the OTS conflicts of interests rules. Additionally, the Holding Company (but not the Association) may provide office space and administrative support to the Foundation without charge provided that such actions comply with applicable conflicts of interests restrictions.

     The Stock Contribution. Under the terms of the Plan, the Holding Company will contribute, either in the form of a donation in a sale for their aggregate par value ($.01 per share), 30,000 shares to the Foundation, subject to stockholder approval. Such Stock Contribution, once made, will not be recoverable by the Holding or the Association. The Holding Company and the Association determined to make the Stock Contribution with Common Stock rather than cash because it desired to form a bond with its community in a manner that would allow the community to share in the potential growth and success of the Holding Company and the Association over the long term. The funding of the Stock Contribution with stock also provides the Foundation with a potentially larger endowment than if the Holding Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in the potential growth and success of the Holding Company. As such, the Stock Contribution of stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Holding Company, if it were not making the stock contribution, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.

     One of the conditions imposed on the gift of Common Stock by the Holding Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the board of directors of the Foundation, by three-fourths vote, determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of the Foundation's assets and as such would jeopardize the Foundation's capacity to carry out its charitable purposes. While there may be greater risk associated with a one-stock portfolio in comparison to a diversified portfolio, the Holding Company believes any such risk is mitigated by the ability of the Foundation's trustees to sell more than 5% of its stock in such circumstances. Upon completion of the Conversion and the Stock Contribution, the Holding Company would have __________, __________ and __________ shares issued and outstanding at the minimum, midpoint and maximum of the Estimated Valuation Range. Because the Holding Company will have an increased number of shares outstanding, the voting and ownership interest of shareholders in the Holding Company's common stock would be diluted by ___%, as compared to their interests in the Holding Company if the Stock Contribution were not made. For additional discussion of the dilutive effect, see "Comparison of Valuation and Pro Forma Information With No Foundation" and "Pro Forma Data" in the Prospectus.

     If the Stock Contribution is approved by the members, the Holding Company will recognize a $300,000 expense (offset, in part, by a corresponding tax deduction), during the quarter in which the Conversion is completed, which is expected to be the fourth quarter of fiscal 1998. Assuming an initial contribution of $300,000 of stock, the Holding Company estimates a net tax effected expense of $___ million. Such expense will likely eliminate earnings in the quarter recognized and have a material adverse impact on the Holding Company's earnings for fiscal year 1998. If the Stock Contribution had been made at April 30, 1998, the Association would have reported a net loss of $_______ for the four months ended April 30, 1998 rather than net income of $287,000. For further discussion of the Foundation and its impact on purchasers in the Conversion, see "Risk Factors - The Expense and Dilutive Effect of the Stock Contribution to the Charitable Foundation" and "Pro Forma Data" in the Prospectus.

     Although the Stock Contribution will be accrued in the fourth quarter of 1998 as described above, such contribution may be paid at any time during the twelve month period following the completion of the Conversion. The reason for permitting the Holding Company to pay the Stock Contribution in more than one tax year is that the five year tax carry forward period commences on the date of payment rather than the date of accrual and thus that, by paying the initial contribution over a more than one tax year, the Holding Company can lengthen the period over which the Stock Contribution may be carried forward for tax purposes. See "--Tax Considerations" below.

     Because the funding of the Foundation will result in dilution, it reduced the conversion appraisal by approximately $___ at the midpoint of the Estimated Valuation Range. As a result, the pro forma capital of the Holding Company will be $___ lower at the midpoint of the Estimated Valuation Range than it would have been without the Foundation. However, because of the lower number of shares which are being offered (as a result of the lower appraisal), per share capital and earnings will be essentially identical. See "Comparison of Valuation and Pro Forma Information with No Stock Contribution" in the Prospectus.

     Tax Considerations. The Holding Company has been advised by its special counsel, Silver, Freedman & Taff, L.L.P., that the Foundation qualifies as a 501(c)(3) exempt organization under the Code, and is classified as a private foundation rather than a public charity. The Holding Company has also received a determination letter from the IRS to that effect. A private foundation typically receives its support from one person or one corporation whereas a public charity receives its support from the public. The effective date of the Foundation's status as a Section 501(c)(3) organization was the date of its organization.

     A legal opinion of the OTS which addresses the establishment of charitable foundations by savings associations opines that as a general rule funds contributed to a charitable foundation should not exceed the deductible limitation set forth in the Code, and if an association's contributions exceed the deductible limit, such action must be justified by the board of directors. In addition, under Delaware law, the Holding Company is authorized by statute to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must merely be within reasonable limits as to amount and purpose to be valid. Under the Code, the Holding Company may deduct up to 10% of its taxable income in any one year and any contributions made by the Holding Company in excess of the deductible amount will be deductible for federal tax purposes over each of the five succeeding taxable years. The Holding Company and the Association believe that the conversion presents a unique opportunity to make the Stock Contribution given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Holding Company and the Association considered the dilutive impact of the Stock Contribution on the conversion appraisal. See "Comparison of Valuation and Pro Forma Information with No Stock Contribution" in the Prospectus. Based on such considerations, the Holding Company and Association believe that the contribution to the Foundation in excess of the 10% annual limitation is justified given the Association's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the Association's community. In this regard, assuming the sale of the Common Stock at the midpoint of the Estimated Valuation Range, the Holding Company would have pro forma consolidated capital of $____ million of the Association's pro forma tangible, core and risk-based capital ratios would be ____%, ____% and ____%, respectively. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Stock Contribution" in the Prospectus. Thus, the amount of the contribution will not adversely impact the financial condition of the Holding Company and the Association, and the Holding Company and the Association therefore believe that the amount of the charitable contribution is reasonable given the Holding Company and the Association's pro forma capital positions. As such, the Holding Company and the Association believe that the contribution does not raise safety and soundness concerns.

     The Holding Company and the Association have received an opinion of Silver, Freedman & Taff, L.L.P. that the Holding Company's contribution of its own stock to the Foundation will not constitute an act of self-dealing, and that the Holding Company will be entitled to a deduction in the amount of the $300,000, subject to a limitation based on 10% of the Holding Company's annual taxable income. The Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made for federal and state tax purposes.

     The Holding Company currently estimates that substantially all of the Stock Contribution should be deductible. However, no assurances can be made that the Holding Company will have sufficient pre-tax income over the periods following the year in which the contributions are made to utilize fully the carryover related to the excess contribution.

     In cases of willful, flagrant or repeated acts or failures to act which result in violations of the IRS rules governing private foundations, a private foundation's status as a private foundation may be involuntarily terminated by the IRS. In such event, the managers of a private foundation could be liable for excise taxes based on such violations and the private foundation could be liable for a termination tax under the Code. The Foundation's certificate of incorporation provides that it shall have a perpetual existence. In the event, however, the Foundation were subsequently dissolved as a result of a loss of its tax exempt status, the Foundation would be required under the Code and its articles of incorporation to distribute any assets remaining in the Foundation at that time for one or more exempt purposes within the meaning of Section 501(c)(3) of the Code, or to distribute such assets to the federal government, or to a state or local government, for a public purpose.

     As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are exempt from federal and state corporate taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

     Regulatory Conditions Imposed on the Foundation. The Stock Contribution is subject to the following conditions imposed by the OTS: (i) the Foundation will be subject to examination by the OTS, at the Foundation's own expense; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will provide annual reports to the OTS describing grants made and grant recipients; (iv) the Foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; (v) the Foundation will not engage in self-dealing and will comply with all laws necessary to maintain its tax-exempt status; and (vi) any shares of Common Stock of the Holding Company held by the Foundation must be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by stockholders of the Holding Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware and the OTS determines the federal law does not preempt the application of the laws of the State of Delaware to the Foundation; (b) cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (a), (b) or (c) above. Under those circumstances, the OTS will grant a waiver of the voting restriction upon submission of such opinion(s) by the Holding Company or the Foundation. There can be no assurances that either a legal or tax opinion addressing these issues will be rendered, or if rendered, that the OTS will grant an unconditional waiver of the voting restriction. In this regard, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of trustees of the Foundation to control the voting of Common Stock held by the Foundation. In no event will the voting restriction survive the sale of shares of the Common Stock held by the Foundation.

     The Stock Contribution is subject to the approval of a majority of the total outstanding votes of the Association's members eligible to be cast at the Special Meeting. The Stock Contribution will be considered as a separate matter from approval of the Plan of Conversion. If the Association's members approve the Plan of Conversion, but not the Stock Contribution, the Association intends to complete the Conversion without the Stock Contribution. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered since the Estimated Valuation Range, as set forth herein, takes into account the after-tax impact of the Stock Contribution.
See "Pro Forma Data" in the Prospectus.


                             ADDITIONAL INFORMATION

     The information contained in the accompanying Prospectus, including a more detailed description of the Plan of Conversion, consolidated financial statements of the Association and a description of the capitalization and business of the Association and the Holding Company, including the Association's directors and executive officers and their compensation, the anticipated use of the net proceeds from the sale of the Common Stock, the stock contribution to the Foundation and a description of the Common Stock, is intended to help you evaluate the Conversion and the establishment of the Foundation and is incorporated herein by reference.

     YOUR VOTE IS VERY IMPORTANT TO US. PLEASE TAKE A MOMENT NOW TO COMPLETE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN THOUGH YOU HAVE VOTED YOUR PROXY. FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION AND THE STOCK CONTRIBUTION TO THE FOUNDATION.

     If you have  any  questions,  please  call our  Information  Center at (__)
_____ - ______.


     IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.

                                   ----------

     THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

     THE COMMON STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

                                 REVOCABLE PROXY

                          HOME FEDERAL SAVINGS AND LOAN
                              ASSOCIATION OF NILES


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF NILES.

     The undersigned member of Home Federal Savings and Loan Association of Niles (the "Association") hereby appoints the Board of Directors of the Association as proxies to cast all votes which the undersigned member is entitled to cast at a Special Meeting of Members to be held at the main office of the Association, located at 55 N. Main Street, Niles, Ohio, at the hour and date stated in the Proxy Statement, and at any and all adjournments and postponements thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side hereof to vote FOR or AGAINST:

     1) The adoption of the Plan of Conversion to convert the Association from a federally chartered mutual savings association to a federally chartered stock savings association, including the adoption of a federal stock savings association charter and bylaws, with the simultaneous issuance of its common stock to First Niles Financial, Inc., a Delaware corporation (the "Company") and sale by the Company of shares of its Common Stock; and

     2) The contribution of 30,000 shares of Company Common Stock to The Home Federal Savings and Loan Association of Niles Foundation, Inc. (the "Foundation"), a private charitable foundation dedicated to the promotion of charitable purposes within the community in which the Association operates.

     This proxy will be voted as directed by the undersigned member. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE PLAN OF CONVERSION AND IN FAVOR OF THE STOCK CONTRIBUTION TO THE FOUNDATION. In addition, this proxy will be voted at the discretion of the Board of Directors upon any other matter as may properly come before the Special Meeting.

     The undersigned member may revoke this proxy at any time before it is voted by delivering to the Secretary of the Association either by a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person. The undersigned member hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement.



             (IMPORTANT: PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE)

                          HOME FEDERAL SAVINGS AND LOAN
                              ASSOCIATION OF NILES



Please Mark Votes Below

Approval of the Plan of Conversion, as amended

Approval of the Plan of Conversion

FOR      [ ]        AGAINST         [ ]

Approval of the Contribution to the Foundation

FOR      [ ]        AGAINST         [ ]

                                                DATE: ____________________, 1998


                                                X  _____________________________


                                                X  _____________________________


                                                IMPORTANT: Please sign your name
                                                exactly  as it  appears  on this
                                                proxy.  Joint accounts need only
                                                one  signature.  When signing as
                                                an   attorney,    administrator,
                                                agent,   corporation,   officer,
                                                executor,  trustee or  guardian,
                                                etc., please add your full title
                                                to your signature.


NOTE: IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.